UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     August 19, 2008

TEKNI-PLEX, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
333-28157	22-3286312
(Commission File Number)	(I.R.S. Employer Identification No.)

201 Industrial Parkway, Somerville, New Jersey	08876
(Address of principal executive offices)	(Zip Code)

(908) 722-4800
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Burlington Resins, Inc., a subsidiary of Tekni-Plex, Inc. (the “Company” or “Tekni-Plex”) operating as Colorite Specialty Resins (“Colorite”) has entered into a settlement agreement with federal and New Jersey state authorities to reduce vinyl chloride emissions at its Burlington, New Jersey manufacturing facility. Under the agreement, which resolves facility compliance violations asserted by the U.S. Environmental Protection Agency and the New Jersey Department of Environmental Protection, Colorite will pay a penalty of $1.3 million. On August 19, 2008 the government agencies publicly announced that the proposed consent decree had been lodged in the U.S. District Court for the District of New Jersey, and is subject to a 30-day public comment period and approval by the federal court.

The agreement contemplates that Colorite will undertake several environmental projects at the Burlington facility in order to reduce vinyl chloride emissions and increase emissions monitoring, at a cost which the Company currently estimates will be approximately $1.3 million. The projects include:

•

Suspension Plant Vinyl Chloride Recovery Improvement: As a Supplemental Environmental Project (SEP), Colorite intends to install additional stripping capacity at the facility’s suspension plant in order to reduce residual vinyl chloride monomer below federally required limits. After an initial installation and operation period, Colorite will be required to select reduced daily and 12-month rolling average compliance limits for the facility.

•

Installation of continuous emission monitoring systems (CEMS): Colorite intends to install  continuous emission monitoring systems to monitor vinyl chloride and vinyl acetate mass emissions from particular stacks at the facility.

In connection with the agreement, Colorite has already replaced several reciprocating compressors at the Burlington facility with  rotary compressors at a cost of approximately $1.25 million. In addition to these projects, Colorite has agreed to a reduction in the vinyl chloride emission limits for its dispersion plant and a reduction in its potential to emit vinyl chloride and vinyl acetate from several emissions points at the facility. Colorite has also agreed to implement certain measures and practices at the Burlington facility that will enhance its environmental permits and applicable environmental laws.

The SEP project is being undertaken in connection with the settlement of an enforcement action, United States v. Burlington Resins, Inc., taken on behalf of the U.S. Environmental Protection Agency. The CEMS project is being undertaken in connection with the settlement of an enforcement action, New Jersey v. Burlington Resins, Inc., taken on behalf of the New Jersey Department of Environmental Protection.

This current report on Form 8-K includes statements that may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, usually containing the words “contemplate,” “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

Actual results may differ materially from these expectations due to the provision for public comment and court approval before the Burlington agreement becomes effective, the inherent uncertainty of the costs of various environmental projects contemplated by the Burlington agreement, and provisions in the agreement which contemplate the possibility of alternative arrangements based on changed circumstances, the outcomes of which cannot be accurately predicted. Other factors that would cause or contribute to such differences include, but are not limited to: the Company’s ongoing discussions with its lenders and investors, price volatility and availability of raw materials and the Company’s ability to correspondingly increase its prices, competitive factors, risks related to foreign investments and operations, seasonality, changes in environmental and safety laws and regulations and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Tekni-Plex undertakes no obligation to update these statements for revisions or changes after the date of this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKNI-PLEX, INC.
By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

Dated:  August 25, 2008